EXHIBIT 10.5

CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is entered into effective as of the 15th day of January, 2006 (the "Effective Date") (not withstanding the date of actual execution by and between Nexplore Technologies, Inc. ("Company") and Dion Hinchcliffe ("Consultant"). Company and Consultant are referred to individually as a "Party" and collectively as the "Parties" at times in this Agreement.

     Company is a corporation duly organized under the laws of the State of Texas to conduct business, specifically in the field of providing technical consulting and software solutions services. Company has adopted a compensation and benefit plan and has offered Consultant Consulting in consideration for such compensation and other benefits hereinafter set forth, and Consultant is willing to accept Consulting on such terms. Consultant agrees to devote his time and attention to the performance of his professional and/or administrative duties hereunder for and on behalf of Company. Consultant agrees to serve Company faithfully and diligently, according to the best of his abilities, and to use every reasonable effort to promote the best interests of Company.

     NOW, THEREFORE, for and in consideration of the mutual terms, covenants, and conditions hereinabove and hereinafter set forth, the Parties agree as follows:

ARTICLE I

Duties:     Company agrees to employ Consultant, and Consultant agrees to render services as Chief Architect. As such, Consultant's duties shall include, but are not limited to the following: Software Development, Project Management and General Business Development.

ARTICLE II

Term:     Company contracts with Consultant, and Consultant accepts this Agreement with Company, for an initial term of twenty-four (24) months beginning on the 15th day of June, 2006, and ending on the 14th day of June, 2008.

ARTICLE III

COMPENSATION AND BENEFITS

Compensation:

Compensation: For all services rendered by Consultant, Company agrees to pay Consultant cash compensation of one hundred dollars ($100) per hour plus the option to buy 100 shares of Company's stock for each hour of services. Provided however that these options may only be exercised if Company is acquired or becomes a publicly-held company, and that said company stock and/or options are subject to dilution, with no protection of any kind from dilution. It is further understood and agreed by the Parties that the price for the stock options shall be one penny ($0.01) per share.

ARTICLE IV

TERMINATION

4.01 Voluntary Termination:     It is understood and agreed by the Parties that Consultant may elect to terminate this Agreement at any time upon fourteen (14) days' written notice to the other, and that the Parties may elect to do so for the purpose of renegotiating new terms and/or conditions. In the event of voluntary termination, this Agreement and the obligations of Company to Consultant for the payment of compensation shall cease on the date of termination.

4.02 Termination For Cause:     This Agreement shall be terminated "for cause" upon the occurrence of any of the following events:

     (a)     Consultant's willful and material breach of this Agreement (which breach is either incapable of being cured, or if capable of being cured, is not cured by Consultant within ten (10) days after receipt of written notice to cure (including but not limited to notice sent via electronic mail);

     (b)     Consultant's gross negligence in the performance of, or intentional nonperformance of, any of Consultant's duties and responsibilities hereunder;

     (c)     Consultant's willful dishonesty, fraud or misconduct with respect to the business or affairs of Company, which materially and adversely affect the operations, and/or reputation of Company;

     (d)     Consultant's conviction of a felony, and/or crime involving moral turpitude.

In the event of voluntary termination, this Agreement and the obligations of Company to Consultant for the payment of compensation shall cease on the date of termination.

4.03 Termination by Company:     This Agreement can be terminated by Company at any time. In the event of such termination, this Agreement and the obligations of Company to Consultant for the payment of compensation shall cease on the date of termination. Consultant may elect to exercise vested options within fourteen (14) days from the notice of termination by the Company.

ARTICLE V

Confidentiality and Non-Disclosure Agreement:     In the course of Consultant's Consulting with Company, and in order to allow Consultant to carry out his duties hereunder, Company will provide certain confidential and/or proprietary information ("Confidential Information") to Consultant. Consultant agrees not to disclose such Confidential Information to others at any time, except as expressly required by Company or by law. Confidential Information includes any and all secrets, proprietary or financial information, confidential technology, techniques and methodologies, business and customer contact lists, market research and information, technical specifications, data and development plans, and other information or trade secrets of Company. Consultant agrees that during the term of this Agreement and as of the date of termination of this Agreement, Consultant will neither take nor retain, without the prior written consent of Company, any Confidential Information of any kind belonging to Company. Consultant acknowledges that a remedy at law for any breach by Consultant of this provision will be inadequate, and Consultant hereby agrees that Company shall be entitled, without the necessity of posting a bond of cash or otherwise, to injunctive relief in case of any such breach, in addition to all other relief that may be available to Company. As a part of and ancillary to Company's agreement to provide Confidential Information to Consultant in exchange for Consultant's promise not to disclose such Confidential Information, Consultant agrees to the Restrictive Covenant set forth in the attached Exhibit "A", which shall survive the termination of this Agreement.

ARTICLE VI

Waiver of Breach of Violation Not Deemed Continuing:     The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of any provision of this Agreement.

ARTICLE VII

Governing Law:     This Agreement shall be interpreted, construed, and governed according to the laws of the State of Texas.

ARTICLE VIII

Legal Construction:     In case one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the remaining provisions of this Agreement shall remain in full force and effect.

ARTICLE IX

Prior Agreements Superseded:     This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, understandings and agreements, oral or written, made between the parties effecting the subject hereof, and all such prior or contemporaneous representations, understandings, and agreements are hereby terminated. This Agreement may not be modified, altered, amended, or terminated except in writing by the parties.

ARTICLE X

Authority:     Each party represents that it has the authority to enter into this Agreement.

     This Agreement shall be effective as of the      15th      day of June      , 2006.

/s/ DION HINCHCLIFFE	/s/ PAUL O. WILLIAMS
Consultant	Company

By: Paul O. Williams

Title: Chairman of the Board
& Chief Financial Officer